UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Logitech International S.A.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TO OUR SHAREHOLDERS

WE ARE PLEASED TO REPORT AN EXCELLENT FISCAL YEAR 2016 – THE CULMINATION OF THREE YEARS OF REINVENTION. IN FACT, AS WE ENTER OUR 35TH YEAR, WE FEEL LIKE A YOUNG COMPANY.

Three key foundational strengths drove our FY 2016 performance, as well as our transformation these past years: innovation, execution, and cost management. As a result, we ended the year with our strongest retail sales growth in five years. Key highlights include* :

●	Sales of $2.02 billion grew 1 percent compared to FY 2015. Retail sales (the entire “go-forward” business) grew 9 percent in constant currency.
●	GAAP operating income was $129 million, with earnings per share at $0.77. Non-GAAP operating income was a better-than-expected $179 million, with earnings per share at $0.98.
●	We returned $156 million to you, our shareholders, in the form of dividends and share repurchases and delivered our twenty-second consecutive year of positive cash flow. We still ended the year with more than $0.5 billion in cash.

A deeper dive into these numbers, and Logitech’s activities throughout the year, gives greater detail on what has been a terrific year.

ANOTHER YEAR OF PROFITABLE GROWTH

Last year, we outlined the importance of Logitech’s Retail Strategic business – essentially our entire business (more than 90 percent) excluding Lifesize, which we separated, and OEM, which we exited. This new Logitech that remains grew 9 percent in constant currency sales in FY 2016, more than our original outlook and more than twice the growth of FY 2015.

We posted gains in constant currency sales year-over-year in Gaming (up 23 percent), Mobile Speakers (up 37 percent) and Video Collaboration (up 51 percent). We also increased sales in PC Peripherals: our Mice and Keyboard categories grew 6 percent combined and we achieved our best sales in Keyboards & Combos in eight years.

We grew across each of our regions. We grew in our Growth category and in our Profit Maximization category. In fact, more than 80 percent of our retail sales were in growing categories. And we increased our market share across almost all our categories. What’s more, our growth was profitable: non-GAAP operating income was a better-than-expected $179 million.

INNOVATION ACROSS A DIVERSE PORTFOLIO

It seems unimaginable that we could have our strongest year of growth and our third consecutive year of growth in Fiscal Year 2016 despite continuing steep declines in the PC and iPad markets. Just look at the key facts. First, we grew strongly outside our PC and tablet peripheral product categories. And second, we even grew our mouse and keyboard categories modestly through good innovation. This was possible because while the sales of PCs are declining, the usage of PCs is not. Strong innovation in a mouse or keyboard can reinvent an old PC.

The new Logitech is more about fundamental innovation than just portfolio expansion, although it is that too. The innovation and execution we have driven in our product portfolio have helped drive this growth. For several years, we have been dedicated to bringing together high-quality engineering, Design thinking and consumer insights to craft great product experiences that appeal to millions of consumers. Fiscal Year 2016 was no exception.

Let’s recall how this approach affects our oldest category. The new Logitech MX Anywhere 2 wireless mouse – the portable sibling of our best-selling MX Master mouse – responds to the consumer need for a beautifully designed, portable mouse that can be used across multiple computers. The Logitech K380 Multi-Device keyboard also taps into a trend for switching between devices – this time between tablets, PCs and smartphones. Both of these products illustrate how a blend of art and science that taps into a genuine consumer need can contribute to growth, even in a declining market.

Logi BASE and Logi CREATE are additional examples of this approach. Each accessorizes the iPad Pro and is the result of close collaboration with Apple before the iPad Pro was even launched.

* Note that these results and comparisons with the prior year focus on results from continuing operations. They do not include the performance of Lifesize because Logitech separated its Lifesize division from the Company in December 2015.

THESE
ARE
EXCITING
TIMES.

We are building quite a success story in other categories too. We had hits in FY 2016 from the new UE BOOM 2 wireless speaker, the Logitech G900 Chaos Spectrum wireless gaming mouse and our Video Collaboration portfolio of ConferenceCam products. These bring 360-degree music to your social activities, professional-grade wireless technology to gamers and high-definition video to meeting rooms around the world.

We also introduced our Logi Circle wireless security camera, designed to protect and connect you while you’re away from home. And a few weeks ago we unveiled Logi ZeroTouch – a simple app that turns your car into a connected car, allowing you to interact safely with your smartphone without taking your eyes off the road.

The list of home-grown product successes goes on and we’ve also expanded our presence in markets through acquisition. Our acquisition of Jaybird, a leader in wireless audio wearables for sports and active lifestyles, saw us add their award-winning X2 wireless buds to our portfolio. And just weeks later, we launched new Jaybird Freedom wireless buds, to immediate acclaim by media and consumers.

These and other products comprise our diverse and balanced portfolio of product categories and brands. They have contributed to a record-breaking nine Red Dot design awards, eight iF awards and five GOOD DESIGN awards in Calendar Year 2016 alone. Such recognition underscores the value in our pursuit of becoming a Design-centric company.

LOOKING FORWARD

Fiscal Year 2016 demonstrates the transformation we have undergone at Logitech. Over these past three years, we have returned to profitable growth, from a 7 percent decline in 2013 to 9 percent growth last year. We have established and expanded on our category leadership and have a diverse portfolio of which we can be proud. An investment in Logitech stock at the start of FY 2014 would have generated a return of nearly 130 percent over the past three fiscal years and we continue to return value to you through dividends and share buybacks.

As we enter the year of our thirty-fifth anniversary, which we’ll celebrate on October 2, 2016, we feel young again. Our innovation engine has momentum. And we continue, like a hungry young company, to manage our costs prudently – re-investing a portion of savings back into innovation to drive profitable growth on the top line. Of course, Logitech faces a competitive environment, with the added pressure of economic headwinds, uncertainty following Brexit and the constant state of change and disruption that marks our categories. Yet, where some see challenges, we see numerous growth opportunities. All of our broad market areas – Creativity & Productivity, Gaming, Music, Video Collaboration and Home – offer opportunities for profitable growth.

These are exciting times. We’re grateful to our employees for their hard work and dedication in getting us here. We’re also extremely grateful to you, our shareholders, for believing in us. We look forward to building our future together, in the next chapter for the new Logitech. We are just getting started. Young again.

Guerrino De Luca
Chairman of the Board

Bracken P. Darrell
President and Chief Executive Officer

July 22, 2016

To our shareholders:

You are cordially invited to attend Logitech’s 2016 Annual General Meeting. The meeting will be held on Wednesday, September 7, 2016 at 2:00 p.m. at the SwissTech Convention Center, EPFL, in Lausanne, Switzerland.

Enclosed is an agenda for the meeting, information about the proposals being voted on, how you can exercise your voting rights and other relevant information. We encourage you to go online to the Investors section of the Logitech website, http://ir.logitech.com, to access more detailed information.

Whether or not you plan to attend the Annual General Meeting, your vote is important.

Thank you for your continued support of Logitech.

Guerrino De Luca
Chairman of the Board

LOGITECH INTERNATIONAL S.A.

Invitation to the Annual General Meeting
Wednesday, September 7, 2016 – 2:00 p.m. (registration starts at 1:30 p.m.)
SwissTech Convention Center, EPFL – Lausanne, Switzerland

AGENDA

A. Reports

Report on Operations for the fiscal year ended March 31, 2016

B. Proposals

1.	Approval of the Annual Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2016

The Board of Directors proposes that the Annual Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2016 be approved.

2.	Advisory vote to approve executive compensation

The Board of Directors proposes that shareholders approve, on an advisory basis, the compensation of Logitech’s named executive officers disclosed in Logitech’s Compensation Report for fiscal year 2016.

3.	Appropriation of retained earnings and declaration of dividend

The Board of Directors proposes that CHF 653,367,040 (approximately USD 680,503,500 based on the exchange rate on March 31, 2016) of retained earnings be appropriated as follows:

Year ended
March 31, 2016
Retained earnings available at the end of fiscal year 2016	CHF 653,367,040
Proposed dividends	CHF (90,200,000)
Balance of retained earnings to be carried forward	CHF 563,167,040

The Board of Directors approved and proposes distribution of a gross aggregate dividend of CHF 90,200,000 (approximately USD 93,946,300, based on the exchange rate on March 31, 2016), or approximately CHF 0.5554 per share (approximately USD 0.5785 per share). 1

No distribution shall be made on shares held in treasury by the Company and its subsidiaries.

If the proposal of the Board of Directors is approved, the dividend payment of approximately CHF 0.5554 per share (or approximately CHF 0.3610 per share after deduction of 35% Swiss withholding tax whenever required) will be made on or about September 27, 2016 to all shareholders on record as of the record date (which will be on or about September 26, 2016). We expect that the shares will be traded ex dividend as of approximately September 23, 2016.

____________________

[1]	The per share approximations are based on 162,409,503 shares outstanding, net of treasury shares, as of March 31, 2016. Distribution-bearing shares are all shares issued except for treasury shares held by Logitech International S.A. on the day preceding the payment of the distribution.

4.	Amendment and restatement of the 2006 Stock Incentive Plan, including an increase to the number of shares available for issuance under the Plan

The Board of Directors proposes that shareholders approve amendments to and the restatement of the Logitech International S.A. 2006 Stock Incentive Plan (the “Plan”) to authorize five million seven hundred fifty thousand (5,750,000) additional shares for issuance under the Plan, to improve the Company’s corporate governance practices, and to implement other best practices.

5.	Release of the Board of Directors and Executive Officers from liability for activities during fiscal year 2016

The Board of Directors proposes that shareholders release the members of the Board of Directors and Executive Officers from liability for activities during fiscal year 2016.

6.	Elections to the Board of Directors

The Board proposes that each of Dr. Edouard Bugnion, Mr. Bracken Darrell, Ms. Sally Davis, Mr. Guerrino De Luca, Ms. Sue Gove, Mr. Didier Hirsch, Dr. Neil Hunt, Mr. Dimitri Panayotopoulos and Dr. Lung Yeh be re-elected to the Board for another one-year term ending at the closing of the 2017 Annual General Meeting. The Board of Directors also proposes that Dr. Patrick Aebischer be elected to the Board for a one-year term ending at the closing of the 2017 Annual General Meeting. There will be a separate vote on each nominee.

7.	Election of the Chairman of the Board

The Board of Directors proposes that Mr. Guerrino De Luca be re-elected as Chairman of the Board of Directors for a one-year term ending at the closing of the 2017 Annual General Meeting.

8.	Elections to the Compensation Committee

The Board of Directors proposes that each of Ms. Sally Davis, Dr. Neil Hunt and Mr. Dimitri Panayotopoulos be re-elected to the Compensation Committee for another one-year term ending at the closing of the 2017 Annual General Meeting. The Board also proposes that Dr. Edouard Bugnion be elected to the Compensation Committee for a one-year term ending at the closing of the 2017 Annual General Meeting. There will be a separate vote on each nominee.

9.	Approval of Compensation for the Board of Directors for the 2016 to 2017 Board Year

The Board of Directors proposes that the shareholders approve a maximum aggregate amount of the compensation of the Board of Directors of CHF 4,600,000 for the term of office from the Annual General Meeting 2016 until the Annual General Meeting 2017 (the “2016 – 2017 Board Year”), subject to adjustment for certain changes in the applicable currency exchange rate.[2]

10.	Approval of Compensation for the Group Management Team for Fiscal Year 2018

The Board of Directors proposes that the shareholders approve a maximum aggregate amount of the compensation of the Group Management Team of USD 20,200,000 for fiscal year 2018, subject to adjustment for certain changes in the applicable currency exchange rate.[3]

11.	Re-election of KPMG AG as Logitech’s auditors and ratification of the appointment of KPMG LLP as Logitech’s independent registered public accounting firm for fiscal year 2017

The Board of Directors proposes that KPMG AG be re-elected as auditors of Logitech International S.A. for a one-year term and that the appointment of KPMG LLP as Logitech’s independent registered public accounting firm for fiscal year 2017 be ratified.

12.	Re-election of Ms. Béatrice Ehlers as Independent Representative

The Board of Directors proposes that Ms. Béatrice Ehlers be re-elected as Independent Representative for a one-year term ending at the closing of the 2017 Annual General Meeting.

Apples, Switzerland, July 22, 2016

The Board of Directors

____________________

[2]	For each decrease of 0.01 in the exchange rate of the Swiss Franc against the U.S. Dollar below the assumed level of USD 1.0288 to CHF 1.00, if any, the maximum aggregate amount of the compensation of the Board of Directors will increase by CHF 22,000 for the 2016 – 2017 Board Year. This adjustment reflects the fact that the compensation of our Chairman, which is included in the maximum aggregate amount of the compensation for the Board of Directors, is set in U.S. Dollars.

[3]	For each increase of 0.01 in the exchange rate of the Swiss Franc against the U.S. Dollar above the assumed level of USD 1.0288 to CHF 1.00, if any, the maximum aggregate amount of the compensation of the Group Management Team will increase by USD 29,000 for fiscal year 2018. This adjustment reflects the fact that the compensation of one member of our Group Management Team is set in Swiss Francs.

ACCESSING ADDITIONAL MATERIALS

A copy of Logitech’s 2016 Invitation, Proxy Statement and Annual Report to Shareholders and our Annual Report on Form 10-K for fiscal year 2016 filed with the U.S. Securities and Exchange Commission (the “SEC”) are available on our Investor Relations website at http://ir.logitech.com. Shareholders may also request free copies of these materials by contacting Logitech Investor Relations at LogitechIR@logitech.com or by postal mail at 7700 Gateway Boulevard, Newark, California 94560.

FURTHER INFORMATION FOR REGISTERED SHAREHOLDERS

How can I vote if I do not plan to attend the meeting?

If you do not plan to attend the meeting, you may appoint the Independent Representative, Ms. Béatrice Ehlers, to represent you at the meeting. Please provide your voting instructions by marking the applicable boxes beside the agenda items on the Internet voting site for registered shareholders, gvmanager.ch/logitech for shareholders on the Swiss share register or www.proxyvote.com for shareholders on the U.S. share register, or on the Response Coupon or Proxy Card, as applicable.

Swiss Share Register – Internet Voting	Swiss Share Register – Response Coupon
Go to the Internet voting site gvmanager.ch/logitech and log in with your one-time code on the Response Coupon. Please use the menu item “Grant Procuration” and submit your instructions by clicking on the “Send” button. Your code is only valid once; it expires once you have submitted your voting or any other instructions and signed off the portal. As long as you remain signed in to the portal, you may change your voting instructions at your discretion.	Mark the box under Option 3 on the enclosed Response Coupon. Please sign, date and promptly mail your completed Response Coupon to Ms. Béatrice Ehlers using the appropriate enclosed postage-paid envelope.

U.S. Share Register – Internet Voting	U.S. Share Register – Proxy Card
Go to the Internet voting site www.proxyvote.com and log in with your 16-digit voting control number printed in the box marked by the arrow on the Notice of Internet Availability of Proxy Materials that you received from us. Please follow the menus to select the Independent Representative, Ms. Béatrice Ehlers, to represent you at the meeting.	If you have requested a Proxy Card, mark the box “Yes” on the Proxy Card to select the Independent Representative, Ms. Béatrice Ehlers, to represent you at the meeting. Please sign, date and promptly mail your completed Proxy Card to Broadridge using the enclosed postage-paid envelope.

How can I attend the meeting?

If you wish to attend the meeting, you will need to obtain an admission card. You may order your admission card on the Internet voting site for registered shareholders, www.gvmanager.ch/logitech for shareholders on the Swiss share register or www.proxyvote.com for shareholders on the U.S. share register, or on the Response Coupon or Proxy Card, as applicable, and we will send you an admission card for the meeting. If an admission card is not received by you prior to the meeting and you are a registered shareholder as of September 1, 2016, you may attend the meeting by presenting proof of identification at the meeting.

Swiss Share Register – Internet Voting	Swiss Share Register – Response Coupon
Go to the Internet voting site gvmanager.ch/logitech and log in with your one-time code on the Response Coupon. Please use the menu item “Order Admission Card”. Your code is only valid once; it expires as soon as you have ordered an admission card by clicking on the “Send” button or submitted any other instructions and signed off the portal.

Mark the box under Option 1 on the enclosed Response Coupon. Please send the completed, signed and dated Response Coupon to Logitech using the enclosed postage-paid envelope by Thursday, September 1, 2016.

U.S. Share Register – Internet Voting	U.S. Share Register – Proxy Card
Go to the Internet voting site www.proxyvote.com and log in with your 16-digit voting control number printed in the box marked by the arrow on the Notice of Internet Availability of Proxy Materials that you received from us. Please follow the menus to indicate that you will personally attend the meeting.	If you have requested a Proxy Card, mark the box “Yes” on the Proxy Card to indicate that you will personally attend the meeting. Please sign, date and promptly mail your completed Proxy Card to Broadridge using the enclosed postage-paid envelope by Thursday, September 1, 2016.

Can I have another person represent me at the meeting?

Yes. If you would like someone other than the Independent Representative to represent you at the meeting, please mark Option 2 on the Response Coupon (for shareholders on the Swiss share register) or, if you requested a Proxy Card (for shareholders on the U.S. share register), mark the box on the Proxy Card to authorize the person you name on the reverse side of the Proxy Card. On either the Response Coupon or the Proxy Card, please provide the name and address of the person you want to represent you. Please return the completed, signed and dated Response Coupon to Logitech or Proxy Card to Broadridge, using the enclosed postage-paid envelope by September 1, 2016. We will send an admission card for the meeting to your representative. If the name and address instructions you provide are not clear, Logitech will send the admission card to you, and you must forward it to your representative.

If you requested and received an admission card to attend the meeting, you can also authorize someone other than the Independent Representative to represent you at the meeting on the admission card and provide that signed, dated and completed admission card to your representative, together with your voting instructions.

Can I sell my shares before the meeting if I have voted?

Logitech does not block the transfer of shares before the meeting. However, if you sell your Logitech shares before the meeting and Logitech’s Share Registrar is notified of the sale, your votes with those shares will not be counted. Any person who purchases shares after the Share Register closes on Thursday, September 1, 2016 will not be able to register them until the day after the meeting and so will not be able to vote the shares at the meeting.

If I vote by proxy, can I change my vote after I have voted?

You may change your vote by Internet or by mail through September 1, 2016. You may also change your vote by attending the meeting and voting in person. For shareholders on the Swiss share register, you may revoke your vote by requesting a new one-time code and providing new voting instructions at gvmanager.ch/logitech, or by requesting and submitting a new Response Coupon from our Swiss Share Register at Devigus Shareholder Services (by telephone at +41-41-798-48-33 or by e-mail at logitech@devigus.com). For shareholders on the U.S. share register, you may revoke your vote by providing new voting instructions at www.proxyvote.com, if you voted by Internet, or by requesting and submitting a new Proxy Card. Your attendance at the meeting will not automatically revoke your vote or Response Coupon or Proxy Card unless you vote again at the meeting or specifically request in writing that your prior voting instructions be revoked.

Swiss Share Register – Internet Voting	Swiss Share Register – Response Coupon
After you receive the new one-time code, go to the Internet voting site gvmanager.ch/logitech and log in. Please use the menu item “Grant Procuration”. Follow the directions on the site to complete and submit your new instructions until Thursday, September 1, 2016, 23:59 (Central European Time), or you may attend the meeting and vote in person.	If you request a new Response Coupon and wish to vote again, you may complete the new Response Coupon and return it to us by September 1, 2016, or you may attend the meeting and vote in person.

U.S. Share Register – Internet Voting	U.S. Share Register – Proxy Card
Go to the Internet voting site www.proxyvote.com and log in with your 16-digit voting control number printed in the box marked by the arrow on the Notice of Internet Availability of Proxy Materials that you received from us. Please follow the menus to submit your new instructions until Thursday, September 1, 2016, 11:59 p.m. (U.S. Eastern Daylight Time), or you may attend the meeting and vote in person.	If you request a new Proxy Card and wish to vote again, you may complete the new Proxy Card and return it to Broadridge by September 1, 2016, or you may attend the meeting and vote in person.

If I vote by proxy, what happens if I do not give specific voting instructions?

Swiss Share Register – Internet Voting	Swiss Share Register – Response Coupon
If you are a registered shareholder and vote using the Internet voting site, you have to give specific voting instructions for all agenda items before you can submit your instructions.	If you are a registered shareholder and sign and return a Response Coupon without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.

U.S. Share Register – Internet Voting	U.S. Share Register – Proxy Card
If you are a registered shareholder and vote using the Internet voting site without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.	If you are a registered shareholder and sign and return a Proxy Card without giving specific voting instructions for some or all agenda items, you thereby give instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.

Who can I contact if I have questions?

If you have any questions or need assistance in voting your shares, please call Devigus Shareholder Services at +41-41-798-48-33 or e-mail us at LogitechIR@logitech.com.